Exhibit 99.1

Consortium led by Symphony Technology Group Completes Acquisition of Momentive Global

SAN MATEO, Calif., May 31, 2023 – Momentive, the maker of SurveyMonkey, today announced the completion of its acquisition by an investor consortium led by Symphony Technology Group (STG) in an all-cash transaction valued at approximately $1.5 billion. The acquisition was previously announced on March 13, 2023, and approved by Momentive shareholders at the Special Meeting of Shareholders on May 31, 2023.

Under the terms of the merger agreement, Momentive shareholders will receive $9.46 per share. As a result of the completion of this transaction, Momentive common stock will cease trading and will no longer be listed on the Nasdaq Stock Market. Momentive will operate as a privately held company and remain headquartered in San Mateo, California.

“We are excited to begin the journey.  The iconic SurveyMonkey platform is a market-leading brand full of capability and innovation potential,” said J.T. Treadwell, Managing Director at STG. “We’re thrilled to partner with the company to continue delivering innovative, world-class solutions that meet the needs of everyone from the individual to the enterprise.”

Advisors
Qatalyst Partners served as financial advisor to Momentive in connection with the transaction. Wilson Sonsini Goodrich & Rosati, P.C. served as legal counsel to Momentive.

J.P. Morgan Securities LLC and BofA Securities served as financial advisors to STG. Paul Hastings LLP served as legal counsel to STG. Silver Point acted as Sole Lead Arranger and provided committed debt financing in support of the acquisition.

About Momentive
Momentive (NASDAQ: MNTV), maker of SurveyMonkey, empowers people with the insights they need to make business decisions with speed and confidence. Our fast, intuitive experience and insights management solutions connect millions of users at more than 330,000 organizations worldwide with AI-powered technology and up-to-the-minute insights, so they can shape what’s next for their products, industries, customers, employees, and the market. Ultimately, our vision is to raise the bar for human experiences by amplifying individual voices.  Learn more at momentive.ai.

About Symphony Technology Group (STG)
STG is a private equity partner to market leading companies in data, software, and analytics. The firm brings experience, flexibility, and resources to build strategic value and unlock the potential of innovative companies. Partnering to build customer-centric, market winning portfolio companies, STG creates sustainable foundations for growth that bring value to existing and future stakeholders. The firm is dedicated to transforming and building outstanding technology companies in partnership with world class management teams. STG’s expansive portfolio has consisted of more than 50 global companies. For more information, please visit www.stgpartners.com.

Media Contact:
Katie Miserany
pr@momentive.ai

Source: Momentive Global Inc.